                     THE BNY HAMILTON TREASURY MONEY FUND
                                PREMIER SHARES
                          SHAREHOLDER SERVICING PLAN

Introduction

We recommend to the Directors of the BNY Hamilton Funds (the "Fund") to adopt on behalf of the BNY Hamilton Treasury Money Fund-Premier Shares (the "Premier Class") a Shareholder Servicing Plan (the "Plan"). The Plan provides that it will continue in effect from year to year only upon annual approval of the Plan by the votes of a majority of both (a) the Directors of the Fund and (b) the independent Directors of the Fund, cast in person at a meeting called for the purpose of approving the Plan.

The Plan

The Plan provides that the Premier Class pay a shareholder servicing fee to certain organizations at an annual rate equal to .25% of the average daily net asset value of the shares of the BNY Hamilton Treasury Money Fund-Premier Class which are owned beneficially by the customer of such service organization during such period.

The types of shareholder services and expenses for which Shareholder Service Organizations may be compensated under this Plan include, without limitation:
(i) aggregating and processing purchase, exchange and redemption requests from clients and placing net purchase, exchange and redemption orders with the distributor; (ii) providing clients with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions;
(iii) processing dividend payments from the Fund on behalf of clients and assisting clients in changing dividend options, account designations and addresses; (iv) providing and maintaining elective services such as check writing and wire transfer sercices; (v) acting as sole shareholder of record and nominee for clients; (vi) maintaining account records for clients; (vii) issuing confirmations of transactions; (viii) providing sub-accounting with respect to shares beneficially owned by clients or the information to the Fund necessary for sub-accounting; (ix) if required by law, forwarding shareholder communications from the investment company (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to clients; and (x) providing other similar administrative services.

Current Environment

The BNY Hamilton Money Fund has previously entered into a Service Agreement, under the Service Plan, with The Bank of New York in respect of BNY Hamilton/Money Fund - Premier Shares and Classic Shares. This affiliate has demonstrated its ability to perform the necessary functions under the Plan.


Description of Service Plan

It is currently contemplated that the following functions would be among those provided by a Service Organization under the Plan.

Functions

* Aggregating and processing purchase, exchange, and redemption requests from customers and placing net purchase, exchange, and redemption order with the Distributor;
* Providing customers with a service that invests the assets of their account in Fund shares pursuant to specific or pre-authorized instructions;
* Processing dividend payments from the fund on behalf of customers and assisting customers in changing dividend options, account designations, and addresses;
* Providing and maintaining elective services such as check writing, wire transfer services, and automatic investment and withdrawal plans;
* Acting as sole shareholder of record and nominee for customers;
* Maintaining account records for customers;
* Issuing confirmations of transactions;
* Providing sub-accounting with respect to shares beneficially owned by customers or providing the information to the Fund necessary for fund accounting;
* If required by law, forwarding shareholder communications from the Fund (such as proxies, shareowner reports, annual and semi-annual financial statements, and dividend distribution and tax notices) to customers;
* Preparing, printing, and distributing prospectuses and shareholder reports to existing clients;
* Providing facilities to answer questions about the Fund shares from prospective and existing investors;
* Receiving and answering correspondence including requests for prospectuses and statements of additional information;
* Complying with certain federal and state securities laws pertaining to the sale of shares to existing clients;
* Assisting investors in completing application forms and selecting dividends payment options and other account options;
* Furnishing such office space, equipment, facilities and personnel as may be necessary to perform its duties and bearing all costs incurred by it in performing such duties;

                          SHAREHOLDER SERVICING PLAN
                           BNY HAMILTON FUNDS, INC.:
           BNY HAMILTON TREASURY MONEY FUND (Hamilton Premier Class)

     Introduction: It has been proposed that the Hamilton Premier Class (the "Hamilton Premier Class") of BNY Hamilton Treasury Money Fund, a series of BNY Hamilton Funds, Inc. (the "Fund") adopt a Shareholder Servicing Plan (the

"Plan") relating to its Hamilton Premier Class. The Plan is not to be adopted pursuant to Rule 12b-1 promulgated under the Investment Company Act of 1940 (the "1940 Act") and the fee payable under the Plan is intended to be a "service fee" as defined in Article III, Section 26, of the NASD Rules of Fair Practice (the "NASD Rules"). Under the Plan, the Fund would pay various organizations ("Service Organizations") that provide personal services and administration assistance to the Hamilton Premier Class Shareholder accounts.

     The Fund's Board of Directors, in considering whether the Fund should implement the Plan, has requested and evaluated such information as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to the Fund's Hamilton Premier Class shares for such purposes.

     In voting to approve the implementation of such a plan, the members of the Funds' Board of Directors have concluded, in exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and holders of its Hamilton Premier Class shares.

     The Plan: The material aspects of the Plan are as follows:

     Section 1. The Fund will enter into written agreements, in the form of the Shareholder Servicing Agreement attached hereto as Annex A, with financial institutions and other organizations ("Service Organizations") under which such Service Organizations will provide personal shareholder service and administration assistance to the holders of Hamilton Premier shares of BNY Hamilton Treasury Money Fund, and will receive payment for such services from the Fund as described in Section 2 of this Plan.

     Section 2. Pursuant to this Plan, the Fund may pay to Service Organizations up to .25% on an annual basis of the average daily net assets of the Fund represented by Hamilton Premier Class shares for shareholder service, administration and distribution assistance, provided that, at no time shall the amount paid to Shareholder Organizations under this Plan, together with any amounts otherwise paid by the Fund as a "service fee" under the NASD Rules, exceed the maximum amount then permitted under the NASD Rules as a "service fee." The fees payable to Service Organizations from tiem to time shall, within such limits, be determined by the Board of Directors of the Fund.

    Section 3. For purposes of determining the fees payable under this Plan, the value of the Fund's net assets attributable to the Hamilton Premier Class shares shall be computed in the manner specified in the Fund's charter as then in effect for computation of the value of the Fund's net assets attributable to such a class.

    Section 4. The Fund's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan and the purposes therefore.


    Section 5. This Plan shall be effective on the date upon which it has been approved by a majority of the members of the Board of Directors of the Fund, including a majority of the board members who are not "interested persons" (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

    Section 6. This Plan and each related agreement will continue in effect for one year from its effective date unless earlier terminated in accordance with its terms, and will remain in effect from year to year thereafter if such continuance is specifically approved at least annually in the manner described in Section 5 hereof.

    Section 7. The Plan is terminable without penalty at any time by vote of a majority of the board members who are not "interested persons" (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, and the Plan may be amended at any time by the Board of Directors, provided that any material amendments of the terms of this Plan shall only become effective upon approval in the manner described in Section 5 hereof.

    Section 8. The obligations hereunder and under any agreement related to this Plan shall only be binding upon the assets and property of the Fund and shall not be binding upon any director, officer or shareholder of the Fund individually.